                                                                    Exhibit 99.3


                                STOCKHOLDER AGREEMENT


         STOCKHOLDER AGREEMENT (this "Agreement"), dated as of November 25, 1997, by and among Lund International Holdings, Inc., a Delaware corporation ("Parent"), and Charles S. Meyer (hereinafter referred to as "Stockholder").


                                 W I T N E S S E T H:
                                 - - - - - - - - - -

         WHEREAS, concurrently herewith, Parent, Zephyros Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and Deflecta-Shield Corporation, a Delaware corporation (the "Company"), will enter into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which (and subject to the terms and conditions specified therein) Purchaser will make a cash tender offer (as defined in the Merger Agreement, the "Offer") for all outstanding shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") and, following consummation of the Offer, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the "Merger"), whereby each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will be converted into the right to receive the Merger Consideration, other than (i) shares of Company Common Stock owned, directly or indirectly, by the Company or any subsidiary of the Company or by Parent, Purchaser or any other affiliate of Parent and (ii) Dissenting Shares; and

         WHEREAS, Stockholder is a stockholder of the Company and, as a condition to Parent and Purchaser entering into the Merger Agreement, Parent requires that Stockholder enter into, and Stockholder has agreed to enter into, this Agreement with Parent.

         NOW, THEREFORE, in consideration of the representations and warranties and covenants set forth herein and in the Merger Agreement, Parent and Stockholder, intending to be legally bound hereby each agree as follows:

         1. Representations and Warranties of the Stockholder. Stockholder hereby represents and warrants to Parent as follows:

         1.1 Validity of Agreement. Stockholder has the legal capacity to enter into and perform all of Stockholder's obligations under this Agreement. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (c) no representation is made with respect to the enforceability, validity or binding effect of the third sentence of Section 4.1 under applicable provisions of the Exchange Act. If Stockholder is married, and his Stockholder Shares (as hereinafter defined) constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Stockholder's spouse, enforceable against such person in accordance with its terms (subject to the exceptions set forth in the immediately preceding sentence).

         1.2 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by Stockholder shall not (a) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of his properties or assets is bound or affected or (b) violate any order, writ, injunction, decree or judgment, specifically applicable by its terms to Stockholder or any of his properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any state, federal or foreign public body or authority is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement by Stockholder or the consummation by Stockholder of any of the transactions contemplated by this Agreement, except for filings pursuant to the Exchange Act and except as may be required by the Merger. Without implication that the following consent is required by that certain Voting Agreement, dated January 27, 1994, by and between Stockholder and Mark C. Mamolen (the "Co-Stockholder"), Stockholder hereby (i) consents, if such consent is required by the Voting Agreement, to Co-Stockholder entering into and performing a stockholder agreement with Parent, of even date herewith (the "Co-Stockholder Agreement"), substantially identical to this Agreement and
(ii) acknowledges and agrees that this Agreement and the Co-Stockholder Agreement supersede the Voting Agreement with respect to the matters set forth herein and in the Co-Stockholder Agreement. The parties hereto acknowledge that Co-Stockholder is a third party beneficiary of the foregoing.

         1.3 Ownership of Shares. (a) Stockholder is the record and/or beneficial owner of that number of shares of Company Common Stock set forth opposite Stockholder's name on Annex 1 attached hereto (such shares hereinafter referred to as the "Existing Shares," and together with any shares of Company Common Stock acquired of record or beneficially by Stockholder in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, referred to as the "Stockholder Shares"). Notwithstanding the

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foregoing, neither the Existing Shares nor the Stockholder Shares include any shares of Company Common Stock owned of record by Co-Stockholder.

              (b) Except for shares of Company Common Stock owned by the Co-Stockholder subject to the Voting Agreement, on the date hereof, the Existing Shares constitute all of the outstanding shares of Company Common Stock owned of record and/or beneficially by Stockholder.

              (c) Except as provided by the Voting Agreement, Stockholder has sole power of disposition with respect to all of the Existing Shares owned by him and sole voting power with respect to the matters set forth in
    Section 3.1 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares owned by him with no restrictions on such rights, subject to any restrictions imposed by applicable federal securities laws, Delaware law and the terms of this Agreement.

              (d) Except as provided by the Voting Agreement, Stockholder will have sole power of disposition with respect to shares of Company Common Stock other than Existing Shares, if any, which become beneficially owned by Stockholder and will have sole voting power with respect to the matters set forth in Section 3.1 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all such shares, if any, which become beneficially owned by Stockholder with no restrictions on such rights, subject to any restrictions imposed by applicable federal securities laws and the terms of this Agreement.

         1.4 No Encumbrances. The Existing Shares and the certificates representing such shares are now, and the Stockholder Shares and the certificates representing such shares at all times during the term hereof will be, held by Stockholder, free and clear of all claims, liens, charges, security interests, proxies, voting trusts or agreements, understandings or arrangements and any other encumbrances of any kind or nature whatsoever, except as otherwise provided in this Agreement and except as set forth in the Voting Agreement. Certificates representing the Existing Shares contain legends reflecting the Voting Agreement and the restrictions on transfer of Existing Shares under the Securities Act.

         1.5 Brokers and Intermediaries. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder. It is agreed and acknowledged that the Company has retained Wasserstein, Perrella & Co. in connection with the Offer and the Merger and the transactions contemplated by the Merger Agreement.

         1.6 Reliance. Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement with Parent.

         2. Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

         2.1 Organization; Authorization; Validity of Agreement. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         2.2 Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement by Parent shall not (a) conflict with or result in any breach of the certificate of incorporation or by-laws of Parent,
(b) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of its properties or assets is bound or affected or (c) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or any of Parent's properties or assets. Except as provided in the Merger Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any state, federal or foreign public body or authority is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of any of the transactions contemplated by this Agreement.

         2.3 Broker and Intermediaries. No broker, finder, investment banker or other Person or entity, other than Piper Jaffray & Co., is entitled in connection with the transactions contemplated by the Merger Agreement to any broker's commission, finder's fee, investment banker's fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Purchaser.

         2.4 Reliance. Parent understands and acknowledges that Stockholder is entering into this Agreement in reliance upon Parent's execution and delivery of this Agreement with Stockholder and upon Parent's and Purchaser's execution of the Merger Agreement.

         3. Agreement to Vote. Stockholder, solely in his capacity as a stockholder and not as a director, officer or employee of the Company, hereby agrees that, until the Termination Date (as defined in Section 9), at any meeting of the stockholders of the Company, however called at which the following matters are considered for a vote, Stockholder shall vote (or cause to be voted) the Stockholder Shares (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (c) except as specifically requested or agreed to in writing by Parent in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (ii) a sale, lease or transfer of a material amount of assets of the Company or reorganization, recapitalization, dissolution or liquidation of the Company; and
(iii)(A) any change in the majority of the board of directors of the Company;
(B) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (C) any other material change in the Company's corporate structure or business; or (D) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or the transactions contemplated by the Merger Agreement or this Agreement.
Stockholder shall not enter into any agreement with or grant any proxy to any person or entity prior to the Termination Date to vote or give instructions in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence. The foregoing shall not limit or prohibit Stockholder from entering into any agreement simultaneously with or after termination of this Agreement.

         4. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, Stockholder hereby agrees as follows:

         4.1 Tender of Stockholder Shares. Stockholder agrees to tender and sell to Purchaser all of the Stockholder Shares pursuant to and in accordance with the terms of the Offer. Stockholder agrees that he shall deliver to the depositary for the Offer, no later than the fifth Business Day (as defined below) following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement, a letter of transmittal together with any and all certificates representing the Stockholder Shares owned by him (or such documentation as required by the terms of the Offer with respect to lost stock certificates). Notwithstanding any term of the Offer to the contrary, Stockholder agrees not to withdraw any Stockholder Shares tendered into the Offer pursuant to this Section 4.1 during the term of this Agreement. Stockholder hereby acknowledges and agrees that Purchaser's obligation to accept for payment the Stockholder Shares in the Offer is subject to the terms and conditions of the Offer. Stockholder hereby permits Parent and Purchaser to publish and disclose in the Offer Documents (including, without limitation, all documents and schedules filed with the SEC), the identity of the Stockholder (subject, however, to the prior approval of Stockholder which approval shall not be unreasonably withheld or delayed) and the nature of his commitments, arrangements and understandings under this Agreement. Notwithstanding anything in this Agreement to the contrary, the foregoing shall not restrict a Stockholder from taking actions in his capacity as a director, officer or employee of the Company to the extent and in the circumstances permitted by the Merger Agreement or as required by applicable law or by his fiduciary duty as a director, officer or employee of the Company. For purposes of this Agreement, "Business Day" shall mean a day on which banks are not required or authorized to be closed in the City of New York.

         4.2 No Solicitation. Prior to the Termination Date, Stockholder shall not (directly or indirectly through advisors, agents or other intermediaries), (a) solicit or initiate inquiries, proposals or offers from any Person (other than Parent or any of its affiliates) relating to any Takeover Proposal or (b) in connection with any of the foregoing, enter into or participate in any discussions (knowingly) or negotiations or furnish to any other Person any information with respect to the business, properties or assets of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not restrict Stockholder as a director, officer or employee of the Company from taking actions in any such capacity to the extent and in the circumstances permitted by the Merger Agreement or as required by applicable law or his fiduciary duties as such director, officer or employee. If Stockholder receives any inquiry or proposal, in his capacity as a Stockholder and with respect to the Stockholder Shares, then Stockholder promptly shall inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Stockholder immediately will cease and cause his advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         4.3  Restriction on Transfer, Proxies and Non-Interference;
Restriction on Withdrawal. Prior to the Termination Date, Stockholder shall not directly or indirectly: (a) except pursuant to the terms of the Offer and the Merger Agreement, and to Parent pursuant to this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other binding agreement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, or other disposition of, or exercise any discretionary powers to distribute, any or all of the Stockholder Shares owned by him or any interest therein; (b) except as contemplated hereby, grant any proxies or powers of attorney with respect to any

Stockholder Shares, deposit any Stockholder Shares into a voting trust or enter into a voting agreement with respect to any Stockholder Shares; or (c) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement. Anything to the contrary in this Agreement notwithstanding, Stockholder may sell, dispose of and/or transfer all or any portion of the Stockholder Shares for tax, securities or estate planning purposes, for charitable donation purposes or to any Section 501(c)(3) organization as long as the purchaser or transferee of such Stockholder Shares under this subsection agrees to be bound by the provisions of and becomes a party to this Agreement.

         4.4 Waiver of Appraisal and Dissenter's Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have.

         5.   Third Party Business Combination.

         If (a) the Merger Agreement is terminated in accordance with Section 8.1(f)(ii) or Section 8.1(h) of the Merger Agreement, (b) within three months after the Merger Agreement is terminated, a contract or agreement relating to a Third Party Business Combination, as defined below, is entered into and (c) Stockholder receives, within twelve months after the Merger Agreement is terminated, from any Person (other than Parent, Purchaser or any of their affiliates) any cash or non-cash consideration in an amount per share greater than $16.00 (the "Third Party Consideration") in respect of any sale or disposition of all or any portion of the Stockholder Shares in connection with and as part of a Third Party Business Combination, then Stockholder within two
(2) Business Days of receipt thereof shall pay to Parent or its designee an aggregate amount equal to fifty percent (50%) of (A) the excess of the Third Party Consideration over $16.00 multiplied by (B) the number of Stockholder Shares with respect to which such Third Party Consideration was received; provided that, (x) if the consideration received by Stockholder shall be securities listed on a national securities exchange or traded on the NASDAQ National Market ("NASDAQ"), the per share value of such consideration shall be equal to the closing price per share listed on such national securities exchange or NASDAQ National Market on the date such transaction is consummated, (y) if the consideration received by Stockholder shall be in a form other than such listed securities, the per share value shall be determined as of the date such transaction is consummated in good faith by Parent or its designee and the Stockholder or his designee or if the Parent and its designee and Stockholder and his designee cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties and (z) Stockholder will pay Parent or its designee in kind and on a pro rata basis (i.e., if the Third Party Consideration includes cash, listed securities and/or other consideration, Parent or its designee will receive its pro rata portion of each such item).
The term "Third Party Business Combination" means the occurrence of any of the following events: (i) the Company or any Subsidiaries whose assets constitute all or substantially all of the business or assets of the Company is acquired by merger or otherwise by any person or group, other than Parent or any affiliate thereof (a "Third Party");
(ii) the sale to a Third Party of all or substantially all of the business or assets of the Company and its Subsidiaries, taken as a whole; and (iii) the Company, or Stockholder and Co-Stockholder enter into a merger or other agreement with a Third Party which contemplates, in a single transaction or series of related transactions, the acquisition of all or substantially all of the Stockholder Shares and the Shares owned by the Co-Stockholder.

         6. Further Assurances. From time to time, at any other party's reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

         7. Certain Events. Stockholder agrees, to the extent permitted by applicable law, that this Agreement and the obligations hereunder shall attach to all Stockholder Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Stockholder Shares shall pass, whether by operation of law or otherwise.

         8. Stop Transfer. Except in connection with transfers permitted under Section 4.3, Stockholder agrees with, and covenants to Parent that it shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder Shares.

         9. Termination. All obligations of Stockholder under this Agreement, except for the obligations under Section 5 above (which obligations will only survive for the period set forth therein), shall terminate upon the first to occur of (a) the acceptance for payment of Stockholder Shares in the Offer, (b) the Effective Time of the Merger and (c) the time the Merger Agreement is terminated in accordance with its terms (such earlier time being the "Termination Date").

         10.  Miscellaneous.

         10.1 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any affiliate of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

         10.2 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

         10.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         (a)  if to Parent, to

              Lund International Holdings, Inc.
              911 Lund Boulevard
              Anoka, Minnesota  55303

              Telephone:  (612) 576-4200
              Telecopy:   (612) 576-4297

              Attention:  William J. McMahon


              with a copy to

              Reid & Priest LLP
              40 West 57th Street
              New York, New York  10019

              Telephone:  (212) 603-2000
              Telecopy:   (212) 603-2001

              Attention:  Leonard Gubar, Esq.

         (b)  if to the Stockholder, to

              Charles S. Meyer
              Three First National Plaza, #5710
              Chicago, IL 60602
              Telephone: (312) 236-7041
              Telecopy:  (312) 236-0720

              Attention:

              with a copy to:

              Barack Ferrazzano Kirschbaum
                   Perlman & Nagelberg
              333 West Wacker Drive
              Suite 2700
              Chicago, Illinois  60606
              Telephone: (312) 984-3100
              Telecopy:  (312) 984-3150

              Attention: David Selmer, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         10.5 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

         10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

         10.7 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         10.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         10.9 Definitions.  For purposes of this Agreement:

         (a) "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act). Except as otherwise referred to herein, without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

         (b) "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

         (c) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Stockholder Shares" shall be deemed to refer to and include the Stockholder Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Stockholder Shares may be changed or exchanged.

         10.10 Stockholder Capacity. Notwithstanding anything in this Agreement to the contrary, if and to the extent that Stockholder is or becomes during the term hereof a director, officer or employee of the Company, Stockholder makes no agreement or understanding herein in his or her capacity as such director, officer or employee, and the agreements set forth herein shall in no way restrict any director, officer or employee of the Company in the exercise of his or her fiduciary duties as such director, officer or employee of the Company. Stockholder has executed this Agreement solely in his capacity as the record and/or beneficial holder of Stockholder Shares. To the extent that the Company or its directors, officers, or agents are permitted to engage in discussions or negotiations with respect to any Takeover Proposal (or any inquiry or proposal with respect thereto) pursuant to the Merger Agreement, Stockholder, in his capacity as such, also shall be entitled, notwithstanding anything to the contrary contained in this Agreement, to participate in such discussions and negotiations, including without limitation, with respect to Existing Shares and the Stockholder Shares and the related matters subject to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                             LUND INTERNATIONAL HOLDINGS, INC.


                             By:
                                ------------------------------
                                Name:
                                Title:



                             ---------------------------------
                                     Charles S. Meyer